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                                                                    Exhibit 99.1

       Interliant Executes Binding Agreement to Restructure $126.8 Million
                           of Its 7% Convertible Notes

PURCHASE, NY, OCTOBER 24, 2001 -- Interliant, Inc. (Nasdaq:INIT), a leading global application service provider (ASP), announced today that it has signed a binding agreement for a transaction to restructure a significant portion of its 7% Convertible Subordinated Notes issued February 2000 (Subordinated Notes). When closed, the transaction will restructure $126.8 million of the company's $165 million in Subordinated Notes. The company also stated that it intends to offer the same terms to the holders of the remaining $38.2 million Subordinated Notes through a public exchange offer. If the company closes both the public and private transactions with all of the holders of its Subordinated Notes on the restructuring terms set out below, it will reduce its debt of $165 million represented by the Subordinated Notes to $44.5 million, save approximately $12 million annually in cash interest payments, and will pay approximately $11.5 million in cash to all holders at closing.

Terms of Restructuring

The definitive agreement was entered into with a limited number of noteholders. Under the terms of the agreement, on the closing date, Interliant will exchange new 10% Convertible Senior Notes (New Senior Notes) with each of the exchanging holders. As part of the agreement, the company also will pay the exchanging noteholders a one-time cash payment of $8.9 million in the aggregate, representing 7% of the outstanding principal of the exchanging holders' Subordinated Notes. Consummation of the transaction is subject to the satisfaction of certain closing conditions.

The principal of the New Senior Notes will be equal to 27 percent of the principal of the Subordinated Notes exchanged. The New Senior Notes will mature five years from the date of issue and will be convertible into shares of Interliant's common stock at $1 per share. Interest of 10 percent per annum on the principal of the New Senior Notes will be payable semi-annually either in cash or in additional New Senior Notes, at the election of the company. The company also agreed to issue to the exchanging holders five-year warrants to purchase an aggregate of 8.6 million shares of the company's common stock at an exercise price of $0.60 per share.

In connection with the transactions contemplated by the agreement, the conversion price of $19 million aggregate principal amount of the company's 8% Convertible Subordinated Notes issued August 15, 2001 and due 2003 which are held by Charterhouse Equity Partners III, L.P., Softbank Technology Ventures VI L.P. and their respective affiliates, is being reduced from $1.10 per share to $1.00 per share and the exercise price of outstanding warrants to purchase 5,181,870 shares of common stock which are held by Charterhouse Equity Partners III, L.P., Softbank Technology Ventures VI L.P. and their respective affiliates, is being reduced from $1.25 per share to $0.60 per share.

Interliant also announced that it intends to offer the holders of the remaining $38.2 million of Subordinated Notes the opportunity to exchange their Subordinated Notes on the same terms.


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The company anticipates the exchange offer will commence upon its filing of the required documentation with the Securities and Exchange Commission. The definitive agreement provides that a closing of the restructuring will take place upon the satisfactory completion of the exchange offer. The company expects the closing to occur by mid-December.

"Reaching a definitive agreement on more than 75 percent of our 7% Convertible Notes is a major milestone in the restructuring of Interliant," said Bruce Graham, Interliant CEO and president. "The restructuring under the new agreement, together with a successful exchange offer, will allow us to reduce our debt obligations by more than $120.5 million dollars. A successful debt restructuring will dramatically improve our balance sheet, reduce our annual cash needs, and position the company as a survivor in the consolidation of the sector."

About Interliant
----------------
Interliant, Inc. (Nasdaq:INIT) is a leading global application service provider
(ASP) and pioneer in the ASP market. Interliant's INIT Solutions Suite includes managed messaging, managed hosting, security, Web hosting (Branded Solutions/OEM and retail), and professional services. Interliant, headquartered in Purchase, NY, has forged strategic alliances with the world's leading software, networking and hardware manufacturers including Microsoft (Nasdaq:MSFT), Dell Computer Corporation (Nasdaq:DELL), Oracle Corporation (Nasdaq:ORCL), Verisign/Network Solutions (Nasdaq:VRSN), IBM (NYSE:IBM), Sun Microsystems Inc. (Nasdaq:SUNW), and Lotus Development Corp. For more information about Interliant, visit http://www.interliant.com.

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Interliant and INIT Solutions Suite are trademarks of Interliant, Inc., in the
United States, other countries, or both. Other company, product, and service names may be trademarks or service marks of others.

         This press release contains forward-looking statements that can be identified by the use of words such as "anticipate," "believe," "estimate," "expect," "intend," "may," "will," "plan," "forecast" and similar words and expressions. Such forward-looking statements involve risks and uncertainties that may cause actual results, performance, achievements and the timing of certain events to differ significantly from the results discussed or implied in the forward-looking statements. Therefore, no forward-looking statement can be guaranteed. Important factors to consider in evaluating such forward-looking statements include uncertainty that demand for our services will increase and other competitive market factors, changes in Interliant's business strategy or an inability to execute Interliant's strategy due to unanticipated changes in its business, its industry or the economy in general, unforeseen difficulties in integrating acquisitions and other factors set forth more fully in Interliant's Annual Report on Form 10-K for the fiscal year ended December 31, 2000, and other filings with the Securities and Exchange Commission. It is not possible to foresee or identify all factors affecting Interliant's forward-looking statements and investors therefore should not consider any list of factors affecting Interliant's forward-looking statements to be an exhaustive statement of risks, uncertainties or potentially inaccurate assumptions. Interliant does not have a policy of updating or revising forward-looking statements, and thus it should not be assumed that Interliant's silence over time means that actual events are bearing out as expressed or implied in such forward-looking statements.